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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the registration statement to be filed on or about August 8, 2005 on Form S-8 of Regal Entertainment Group of our reports dated March 15, 2005, with respect to consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 30, 2004 and January 1, 2004, and the related consolidated statements of income, stockholders' equity and parent's investment and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2004, and the effectiveness of internal control over financial reporting as of December 30, 2004, which reports appear in the December 30, 2004 annual report on Form 10-K of Regal Entertainment Group.

                      /s/ KPMG LLP

Nashville, Tennessee
August 8, 2005

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Consent of Independent Registered Public Accounting Firm